Exhibit 4.(a)

Protective Life Insurance Company	P. O. Box 2606; Birmingham, Alabama 35202 1-800-866-9933
A Stock Company www.protective.com	State of Domicile - Tennessee State Insurance Department - (###) ###-####

VARIABLE LIFE INSURANCE POLICY

INSURED:

POLICY NUMBER:

This is a legal contract (the “Policy”) between the Owner (also referred to as “you” or “your”) and Protective Life Insurance Company (also referred to as “the Company”, “we”, “us”, or “our”).  Please read it carefully.

This is an Individual Flexible Premium Variable Life Insurance Policy (“Policy”). This Policy provides a Death Benefit.

THE OWNER HAS THE RIGHT TO RETURN THIS POLICY. The Owner may cancel this Policy after receipt by returning the Policy to the Company’s Home Office, or to any Agent of the Company, with a written request for cancellation within thirty (30) days after receipt.  Return of this Policy by mail is effective on actual receipt by the Company. The returned Policy will be treated as if it had never been issued. The Company will promptly refund an amount equal to the greater of: (a) all the premiums paid or (b) the sum of the value of the amounts allocated to the Fixed Account, including any interest credited, accumulated to the date that this Policy is returned to the Company, and the value of the amounts allocated to the Sub-Accounts, adjusted to reflect their net investment experience to the end of the valuation period in which the Policy is returned to the Company.

John D. Johns	Deborah J. Long
President	Secretary

THE POLICY VALUES, THE AMOUNT OF THE DEATH BENEFIT PROVIDED IN THIS CONTRACT, OR THE DURATION OF THE INSURANCE COVERAGE, MAY BE FIXED OR VARIABLE WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNTS. THERE IS NO GUARANTEED MINIMUM FOR THE PORTION OF THE POLICY VALUE IN THE SUB-ACCOUNTS. PLEASE REFER TO THE VARIABLE ACCOUNT SECTION OF THIS POLICY FOR MORE INFORMATION REGARDING THE VARIABLE ACCOUNT. PLEASE REFER TO THE DEATH BENEFIT SECTION OF THIS POLICY FOR A DESCRIPTION OF THE DEATH BENEFIT.

READ THE CONTRACT CAREFULLY

THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY NON-PARTICIPATING - DOES NOT PAY DIVIDENDS

ICC14-V13

TABLE OF CONTENTS

POLICY SCHEDULE - GENERAL INFORMATION	S1

TERMS USED IN THIS POLICY	1

GENERAL PROVISIONS	3

PREMIUMS	5

DETERMINING FIXED ACCOUNT VALUES	7

DETERMINING VARIABLE ACCOUNT VALUES	8

ADDITIONAL PROVISIONS FOR DETERMINING VALUES	10

ACCESSING POLICY VALUES	12

DEATH BENEFIT	14

CHANGING THE POLICY	15

POLICY SCHEDULE

POLICY NUMBER: [SPECIMEN]	POLICY EFFECTIVE DATE:
INSURED:
POLICY ISSUE DATE:	AGE:
INITIAL FACE AMOUNT:	SEX:
INITIAL PREMIUM PAYMENT:	MONTHLY ANNIVERSARY DAY:
RATE CLASS:	DEATH BENEFIT OPTION:

PLANNED PREMIUM PAYMENT:
OWNER:

FORM NUMBER	SCHEDULE OF ADDITIONAL BENEFITS	MONTHLY CHARGE DURING FIRST YEAR

************************************************************************************************************

THIS POLICY PROVIDES LIFE INSURANCE COVERAGE ON THE INSURED UNTIL TERMINATION, SUBJECT TO THE TERMS OF THIS POLICY. THERE MAY BE LITTLE OR NO SURRENDER VALUE PAYABLE ON CONTRACT TERMINATION.

BASIS OF COMPUTATIONS

Maximum Cost of Insurance Rates are based on the 2001 Commissioner’s Standard Ordinary (CSO) smoker/non-smoker distinct (composite for issue age less than 16), Male or Female Mortality Table (age nearest birthday) and the rate class of the Insured.

GUARANTEED INTEREST RATE FOR FIXED ACCOUNT: 1% ANNUALLY (.0830% MONTHLY) (.0027% DAILY)

INITIAL ANNUAL EFFECTIVE INTEREST RATE FOR FIXED ACCOUNT: 3.00%

MAXIMUM LOAN INTEREST RATE:  5% YEARS 2-10  -  3.25% YEARS 11+

MAXIMUM CARRY OVER LOAN RATE (Applicable to loan balances transferred under Section 1035 of the Code):  5% YEARS 1-10 — 3.25% YEARS 11+

MINIMUM FACE AMOUNT: $100,000

ICC14-V13S

S1

DEDUCTION FROM PREMIUM PAYMENTS

Premium Expense Charge. A maximum Premium Expense Charge of 8% will be deducted from each premium payment for the first 10 Policy Years and 4% thereafter. The Company reserves the right to charge less than the maximum charge.

MONTHLY DEDUCTIONS

Beginning as of the Policy Effective Date and continuing on each Monthly Anniversary Day thereafter, the Company will deduct the charges listed below. With the exception of the Mortality and Expense Risk Charge, each charge will reduce the Sub-Account Value(s) and the Fixed Account Value in the proportion that each Sub-Account Value and the Fixed Account Value bears to the Un-loaned Policy Value. The Mortality and Expense Risk Charge will reduce only the Sub-Account Value(s).

Administration Charge. The monthly Administration Charge is $8.

Administration Charge for Initial Face Amount. The maximum monthly Administration Charge for Initial Face Amount is equal to $.19 per every $1,000 of Initial Face Amount in Policy Years 1 through 5. This charge is not assessed after the 5th Policy Year.

The Company reserves the right to charge less than the maximum charge.

Administration Charge for Increase in Face Amount. The monthly Administration Charge for Increase in Face Amount is $.71 per every $1,000 of increase in Face Amount.  This monthly charge applies during the twelve-month period following the effective date of each increase in Face Amount.

Charge For Benefits Under Riders. The Company will deduct a monthly charge for any riders.

Cost of Insurance Charge. The Company will deduct a monthly Cost of Insurance Charge. This charge varies and is calculated in accordance with the policy provisions. See the Cost of Insurance section of this Policy for details. The Maximum Monthly Cost of Insurance Rates are set forth in the table on the following page.

Mortality and Expense Risk Charge.  The maximum monthly Mortality and Expense Risk Charge is equal to .075% multiplied by the Variable Account Value, which is equivalent to an annual rate of .90% of such amount. The Company reserves the right to charge less than the maximum charge.

OTHER DEDUCTIONS

Withdrawal Charge. A Withdrawal Charge equal to the lesser of: (a) 2% of the amount withdrawn; or (b) $25 is deducted from the Fixed Account and Variable Account Value(s) whenever you make a Withdrawal.  See the Surrenders and Withdrawals section of this Policy for additional details.

Transfer Fee. A $25 charge may be deducted from the Fixed Account and Variable Account Value(s) being transferred for each transfer request in excess of 12 during a Policy Year.  See the Variable Account section of this Policy for additional details.

S2

SURRENDER CHARGES

If this Policy is surrendered, lapses at the end of a Grace Period or the Owner reduces the Initial Face Amount during the first fifteen Policy Years, the Company will deduct a Surrender Charge from the Fixed Account and Variable Account Value(s). The Maximum Surrender Charge on surrender or lapse of this Policy is shown in the table below.

If the Initial Face Amount of this Policy is decreased during the first fifteen Policy Years, the partial Surrender Charge imposed will equal the portion of the Surrender Charge (shown in the table below and reduced by any previous partial Surrender Charge(s)) that corresponds to the percentage by which the Initial Face Amount is reduced. In the event of such a reduction in the Initial Face Amount, the Company will allocate the partial Surrender Charge to each Sub-Account and the Fixed Account based on the proportion that the value of the Fixed Account and the value of the Sub-Account(s) bear to the total un-loaned Policy Value.

POLICY YEARS	SURRENDER CHARGE
1	$ #,###.##
2	#,###.##
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16+	0

GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES

PER $1,000 OF NET AMOUNT AT RISK

AGE	RATE
0
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119	##.###
120	##.###
121+	00.000

S3

TABLE OF PERCENTAGES

(Used for determining the Death Benefit)

Age	Percentage
35	###.###
36	###.###
37	###.###
38	###.###
39	###.###
40	###.###
41	###.###
42	###.###
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96	###.###
97	###.###
98	###.###
99	###.###
100+	100.000

S4

ALLOCATION OF PREMIUM PAYMENTS:

Protective Variable Life Separate Account

Sub-Accounts:
[Fidelity Investment Grade Bond	##.##	%
Lord Abbot Bond Debenture	##.##	%
Goldman Sachs Growth Opportunities	##.##	%
MFS Growth	##.##	%

Protective Life General Account:
Fixed Account	##.###	%

Allocation by Investment Category (AIC) Limitations on the Effective Date:

AIC Guidelines are met by satisfying either 1) or 2) where:

1.              Policy Value allocation must meet the following AIC guidelines:

a.              At least 35% must be allocated to Category 1 (Conservative);

b.              Not more than 65% may be allocated to Category 2 (Moderate);

c.               Not more than 30% may be allocated to Category 3 (Aggressive); and

d.              No Policy Value may be allocated to Category 4 (General Account Not Permitted).

2.              Policy Value is allocated to a model portfolio approved by us.

Investment Options available in each category as of the Policy Effective Date are shown in the application.]

S5

TERMS USED IN THIS POLICY

The terms below have specific meaning associated with them each time they are used in this Policy.  Other terms may be defined elsewhere in this Policy and will have that meaning each time they are used in this Policy.

Administrative Office:  The location where administrative services for this Policy are performed.

Attained Age:  The Insured’s age as of the nearest birthday on the Policy Effective Date plus the number of complete Policy Years since the Policy Effective Date.

Beneficiary:  The primary Beneficiary(ies) is the person(s) or class of persons designated to receive the proceeds of this Policy upon the death of the Insured.  You may designate a contingent Beneficiary(ies) to receive the proceeds if there is no primary Beneficiary(ies) living at the time of the Insured’s death.

There may be one or more than one Beneficiary in a class.  If one or more persons in the class die before the Insured, the living members of the class will share the Policy’s Death Benefit proceeds equally unless you instruct us otherwise. By Written Notice, you may change a Beneficiary and may designate an Irrevocable Beneficiary.  If you designate an Irrevocable Beneficiary it may limit your ability to change that designation in the future or to make other Policy changes.

Cash Value:  It is equal to the Policy Value minus any applicable Surrender Charge.

Code:  The Internal Revenue Code of 1986, as amended, or its successor.

Fund: An investment portfolio of Protective Investment Company or any other open-end management investment company or unit investment trust in which a Sub-Account invests.

General Account:  The assets of the Company other than those allocated to the Variable Account or another separate account.

Home Office:  2801 Highway 280 South, Birmingham, Alabama, 35223.

Insured:  The person shown on the Policy Schedule upon whose life this Policy is issued.

Issue Age:  The Insured’s age as of the nearest birthday on the Policy Effective Date.

Issue Date:  The date the Policy is issued. The Issue Date may be a later date than the Policy Effective Date if the initial premium payment is received at the Home Office before the Issue Date.

Loan Account Value:  The Policy Value in the Loan Account.

Monthly Anniversary Day:  The same day of the month as the Policy Effective Date. The Monthly Anniversary Day is shown on the Policy Schedule.

Net Asset Value Per Share:  The value per share of any Fund as computed on any Valuation Day as described in the Fund prospectus.

ICC14-V13

Net Premium:  The amount remaining of each premium payment after deduction of the Premium Expense Charge.  The Premium Expense Charge is shown in the Policy Schedule.

Owner:  The person, persons or entity entitled to all rights in this Policy while the Insured is living.  These rights are subject to any assignment and to the rights of any Irrevocable Beneficiary. You may name a contingent Owner who will own this Policy if you die while this Policy is in force.  If you die before the Insured, any contingent Owner named in the application, or subsequent endorsement, will become the new Owner.  If no contingent Owner is named, your estate becomes the new Owner.  You may change the Owner (including a contingent Owner) by Written Notice.

Policy Anniversary:  The same day in each Policy Year as the Policy Effective Date.

Policy Debt:  The sum of all outstanding policy loans plus accrued interest.

Policy Effective Date:  The date shown on the Policy Schedule and on which coverage takes effect.  For any increase, decrease, additions, or changes to coverage, the Policy Effective Date shall be the first Monthly Anniversary Day on or following the date the supplemental application is approved by the Company. The Policy Effective Date will never be the 29th, 30th or the 31st of a month.

Policy Value:  The sum of the Variable Account Value, the Fixed Account Value and the Loan Account Value. The Policy Value on the Policy Effective Date is the initial Net Premium less the Monthly Deduction for the upcoming month.

Policy Year:  Each period of 12 months commencing with the Policy Effective Date.

Proceeds: The amount payable upon claiming a Death Benefit, requesting a full surrender or a Withdrawal.

Sub-Account:  A separate division of the Variable Account. Each Sub-Account invests in a corresponding Fund.

Surrender Value:  The Cash Value minus any outstanding Policy Debt.

Unit:  A unit of measurement used to calculate the Sub-Account Values.

Valuation Day:  Each day the New York Stock Exchange is open for business except Federal and other holidays and days when the Company is not otherwise open for business.

Valuation Period:  The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Day and ending at the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Day.

Written Notice and Request: Any information we receive at our Administrative Office which is written, signed and dated by you and is acceptable to us.  No change in this Policy is valid unless it is approved by one of our officers and, unless otherwise specified, will be effective as of the date it is signed.  No agent or other person has the authority to change this Policy.  Instructions, requests and assignments are subject to any payment we made and any action we took prior to receiving the Written Notice.

GENERAL PROVISIONS

Commission Standards:  This Policy is approved and issued under the authority and standards of the Interstate Insurance Product Regulation Commission (the “Commission”).  Any provision of this Policy, as of the Policy Effective Date, that is in conflict with the Commission’s standards for this product type is hereby amended to conform to the Commission’s standards as of the Policy Effective Date.

Entire Contract:  This Policy is a legal contract between you and us.  We entered into this contract in consideration of a complete application and the payment of premiums.  The Policy, including its applications, both initial and supplemental, all endorsements, amendments, riders and Policy Schedule, both initial and supplemental, are consolidated, attached, and constitute the entire agreement between you and us.

Representations and Contestability:  In determining whether to issue this Policy we relied on the statements in the application made by and for the Insured. We acknowledge these statements are representations, not warranties.  We have the right to contest the validity of this Policy or resist any claim based on a material misrepresentation in any application we accept and make part of this Policy. However, we cannot bring any legal action to contest the validity of this Policy or to resist a claim after the Policy has been in force for two years during the life of the Insured, except for the non-payment of premium.

If we accept an application, requiring evidence of insurability, to change the Policy, add or change a benefit, or reinstate the Policy after it has Lapsed and make the application part of this Policy, we cannot bring any legal action to contest the change, addition or reinstatement after such change, addition or reinstatement has been in force for two years during the life of the Insured, except for the non-payment of premium.  The contestability period for a reinstated Policy is based only on statements made in the reinstatement application, unless the original contestability period has not yet expired.

Error in Age or Gender:  Questions in the application concern the Insured’s date of birth and gender. If the date of birth or gender given in the application or any application for riders is not correct, the Death Benefit and any benefits provided under any riders to this Policy will be adjusted to those which would be purchased by the most recent deduction for the cost of insurance and the cost of any benefits provided by such riders, at the correct age and gender.

Assignment:  You may assign your rights under this Policy. However, for this assignment to be binding on the Company, it must be by Written Notice and with the consent of any Irrevocable Beneficiary.  However, this Policy may not be assigned where prohibited by law or regulation in the state in which this Policy is delivered.  We assume no responsibility for the validity of any assignment and any claim under any assignment shall be subject to proof of interest and the extent of assignment. Once we receive a signed copy of the assignment, the Owner’s rights and the interest of any Beneficiary or any other person will be subject to the assignment. An assignment is subject to any Policy Debt.

Suicide Exclusion:  If the Insured commits suicide, while sane or insane, within two years from the Policy Effective Date, our total liability shall be limited to the premium payments made before death, less any Policy Debt and less any Withdrawals. If the Insured commits suicide, while sane or insane, within two years from the effective date of any increase in the Face Amount, our total liability with respect to such increase shall be limited to the sum of the monthly Cost of Insurance Charges deducted for such increase.

Termination:  All coverage under this Policy shall terminate when any one of the following events occurs:

(1)         The Owner requests a full surrender. Surrender will require a return of this Policy.

(2)         The Insured dies and we settle claims for the Death Benefit Proceeds.

(3)         The Policy lapses, as described in the sub-section entitled “Grace Period” under “Premiums” and the sub-section entitled “Loan Account” under “Policy Loans”.

(4)         The Death Benefit Proceeds are equal to or less than zero.

Annual Report:  At least once per year we will send you a report for this Policy showing, as of the end of the report period: (1) the current Death Benefit; (2) the current Policy Value and the Policy Value as of the beginning of the reporting period; (3) the current Fixed Account Value; (4) the current Variable Account Value; (5) the current Loan Account Value; (6) the current Sub-Account Values; (7) premium payments made since the last report; (8) any Withdrawals since the last report; (9) any policy loans and accrued interest; (10) the current Surrender Value; (11) the Owner’s current premium allocations; (12) charges deducted since the last report; and (13) any other information required by law.

In addition, we will provide an illustrative Report for this Policy at any time upon the Owner’s Written Request. If you request this information more frequently than annually, we may charge a fee which will not exceed $50.

Tax Considerations:  In order to receive the tax treatment afforded to life insurance contracts, this Policy must qualify at all times as a life insurance contract under the Code. We reserve the right if necessary to prevent this Policy from failing to qualify under the Code as a life insurance contract, to:

(a)         decline to accept a premium payment; or

(b)         decline to process a withdrawal; or

(c)          refund a premium payment, including any earnings thereon.

We also reserve the right, with the Owner’s written consent, to make changes to this Policy or to any endorsements or to any riders or to make distributions from this Policy to the extent we consider necessary for this Policy to continue to qualify as a life insurance contract. Such changes will apply uniformly to all affected policies, and we will provide you written notification of such changes.

PREMIUMS

Premium Payment(s):  Premium payment(s) are payable in advance at the Administrative Office or to any agent of the Company. Premium payment(s) must be made by check payable to Protective Life Insurance Company or by any other method we deem acceptable. The least amount of premium payment(s) that we will accept is $50 if paid by a monthly pre-authorized payment arrangement; or $150 for any other mode of payment accepted by the Company. Upon request, a receipt for premium payment(s) will be sent.

We reserve the right to refund a premium payment, including any earnings thereon, which:

(a)         in the first Policy Year, causes the Death Benefit to exceed the Initial Face Amount shown on the Policy Schedule; or,

(b)         increases the difference between the Death Benefit and the Policy Value.

We have the right not to accept any premium payment in the event that we determine that the premium payment will cause this Policy to fail to qualify as a life insurance contract under the Code.

No insurance will take effect until the initial premium payment is paid and the health and other conditions of the Insured are determined to be the same as that described in the application on the date this Policy is delivered.

Net Premiums will be allocated to the Sub-Accounts and the Fixed Account according to your instructions contained in the application during the Valuation Period in which we receive them. You may change the allocations in effect at any time by Written Notice. Allocations must be made in whole percentages. The minimum amount that can be allocated to any Sub-Account or the Fixed Account is 10% of any Net Premiums, and the sum of allocations must add up to 100%. We reserve the right to establish a limitation on the number of Sub-Accounts to which Net Premiums may be allocated and/or a minimum allocation requirement for the Sub-Accounts and the Fixed Account.

If this Policy is issued in a state where, upon cancellation and within the cancellation period, the Company returns the premium payment(s) made, we reserve the right to allocate the initial premium payment and any additional premium payments made during the cancellation period to the Fixed Account or Money Market Sub-Account. After the cancellation period, allocations will be made in accordance with your instructions.

Planned Premium Payments:  Planned premium is our understanding of your intention regarding premium payments at any particular time. Your initial planned premium amount and mode was communicated to us on the application and is shown in the Policy Schedule. You may change the amount and/or mode of your planned premium by Written Notice. You may choose periodic reminders for the planned premium on an annual, semiannual or quarterly basis, or may pre-authorize automatic payment of planned premiums from a designated account at your bank or other financial institution.

Our acceptance of your planned premium instructions does not in any way imply or guarantee insurance coverage or any other benefit provided by this Policy will continue. If planned premium payments are discontinued and no subsequent premiums are paid, the insurance coverage will continue until the end of the Grace Period.

If you stop paying premiums, coverage will continue subject to the Grace Period provision and all other provisions of the policy until the Surrender Value is no longer sufficient to cover the Monthly Deductions.  Subject to the limits described above, while this Policy is in force, we will accept premium payment(s) other than the planned premium payments.

Grace Period:  Unless this Policy is otherwise continued under the Lapse Protection guarantee, if the Surrender Value on a Monthly Anniversary Day is insufficient to cover the Monthly Deductions due on that Monthly Anniversary Day, this Policy will begin a 61 day Grace Period.  The insurance provided by this Policy remains in effect during the Grace Period.

If the Owner does not pay sufficient Net Premiums to cover the current and past due Monthly Deductions by the end of the Grace Period, this Policy will terminate without value and all coverage under this Policy will terminate 61 days after the mailing date of the notice of premium due. At the beginning of the Grace Period, we will mail a notice of such premiums due to your last known address and to the address of any assignee of record.  If the Insured dies during a Grace Period, the Death Benefit will be reduced by the amount of the unpaid Monthly Deductions and Policy Debt before we pay or settle the Death Benefit Proceeds.

Reinstatement:  If this Policy has terminated at the end of the Grace Period, you may request that it be reinstated during the life of the Insured. We will reinstate this Policy, if we receive:

(1)         the Owner’s written request within five years after the end of the Grace Period,

(2)         evidence of insurability satisfactory to Us,

(3)         payment of Net Premium equal to all Monthly Deductions that were due and unpaid during the Grace Period, and payment of premium payments at least sufficient to keep this Policy in force for three months (we may accept premium payments larger than this amount), and

(4)         payment of or reinstatement of any Policy Debt which existed at the end of the Grace Period.

The effective date of a reinstated Policy will be the day we approve the reinstatement and all of the above requirements have been met.  The beginning Policy Value, Surrender Charge and Policy Debt, if any, of the reinstated Policy will be determined based on the Policy Value, Surrender Charge and Policy Debt, if any, as of the date the Policy entered the most recent Grace Period.

DETERMINING FIXED ACCOUNT VALUES

Fixed Account:  The Fixed Account is part of the Company’s General Account to which Policy Value may be transferred or Net Premiums allocated under a Policy.

Fixed Account Value:  The value of the Fixed Account at any time is equal to:

(a)         the Net Premiums allocated to the Fixed Account; plus

(b)         Policy Value transferred to the Fixed Account; plus

(c)          interest credited to the Fixed Account; less

(d)         any Withdrawals including any withdrawal charges deducted or transfers from the Fixed Account including any transfer fees deducted from the Fixed Account; less

(e)          any Surrender Charges deducted in the event of a decrease of the Face Amount; less

(f)           Policy loans; less

(g)          Monthly Deductions (if calculated on a Monthly Anniversary Day).

Interest Credited:  The Company guarantees that the interest credited during the first Policy Year to the initial Net Premiums allocated to the Fixed Account will be at a rate not less than the Initial Annual Effective Interest Rate for the Fixed Account shown on the Policy Schedule.

For subsequent Net Premiums allocated to the Fixed Account or Policy Value transferred to the Fixed Account, the guaranteed interest rate applicable will be the annual effective interest rate in effect on the date we receive the subsequent Net Premium or the date the transfer is made. Such guaranteed interest rate will apply to such amounts for a twelve-month period which begins on the date the Net Premium is allocated or the date the transfer is made.

After the guaranteed interest rate expires, we will credit interest on the Fixed Account Value attributable to such Net Premiums and transfers at the current interest rate in effect. New current interest rates are effective for such Fixed Account Value for 12 months from the time they are first applied. The Initial Annual Effective Interest Rate and the current interest rates the Company will credit are annual effective interest rates of not less than the annual Guaranteed Interest Rate for Fixed Account shown on the Policy Schedule. For purposes of crediting interest, amounts deducted, transferred or withdrawn from the Fixed Account will be accounted for on a “first-in, first-out” (FIFO) basis.

We reserve the right to apply different interest rate guarantees to certain amounts credited to the Fixed Account. Interest shall be credited to the Fixed Account on a daily basis.

DETERMINING VARIABLE ACCOUNT VALUES

Variable Account:  The Protective Variable Life Separate Account, a separate investment account of the Company used to fund variable life insurance benefits to which Policy Value may be transferred or into which Net Premiums may be allocated. The variable benefits under this Policy are provided through the Variable Account. The Variable Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.

The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account are not chargeable with the liabilities arising out of any other business the Company may conduct. We have the right to transfer to our General Account any assets of the Variable Account which are in excess of such reserves and other liabilities. The assets of the Variable Account are available to cover the liabilities of the General Account of the Company only to the extent that the assets of the Variable Account exceed the liabilities of the Variable Account arising under the policies supported by the Variable Account.

Variable Account Value:  The sum of all Sub-Account Values.

Sub-Accounts of the Variable Account:  The assets of the Variable Account are divided into a series of Sub-Accounts that are listed on the Policy Schedule and in the current prospectus the Owner received. Each Sub-Account invests exclusively in shares of a corresponding Fund. Any amounts of income, dividends, and gains distributed from the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value Per Share.

When permitted by law, we may:

(1)         create new Variable Accounts;

(2)         combine Variable Accounts;

(3)         add new Sub-Accounts to or remove existing Sub-Accounts from the Variable Account or combine Sub-Accounts;

(4)         make new Sub-Accounts or other Sub-Accounts available to such classes of policies as we may determine;

(5)         add new Funds or remove existing Funds;

(6)         substitute a different Fund for any existing Fund if shares of a Fund are no longer available for investment or if we determine that investment in a Fund is no longer appropriate in light of the purposes of the Variable Account;

(7)         deregister the Variable Account under the Investment Company Act of 1940 if such registration is no longer required;

(8)         operate the Variable Account as a management investment company under the Investment Company Act of 1940 or in any other form permitted by law; and

(9)         make any changes to the Variable Account or its operations as may be required by the Investment Company Act of 1940 or other applicable law or regulations.

The investment policy of the Variable Account will not be changed without approval pursuant to the insurance laws of the Company’s state of domicile. If required, approval of or change of investment policy will be filed with the insurance department of the state where this Policy is delivered.

The values and benefits of this Policy provided by the Variable Account depend on the investment performance of the Funds in which your selected Sub-Accounts are invested. The Company does not guarantee the investment performance of the Funds. The Owner bears the full investment risk for Net Premiums allocated or Policy Value transferred to the Sub-Accounts.

Valuation of Assets:  Assets of Funds held by each Sub-Account will be valued at their Net Asset Value Per Share on each Valuation Day. The prospectus the Owners(s) received for the Funds defines the Net Asset Value Per Share of the Funds and describes each Fund.

Sub-Account Values:  The Sub-Account Value for any Sub-Account is equal to the number of Units this Policy then has in that Sub-Account, multiplied by the value of such Units at that time. Amounts allocated, transferred or added to a Sub-Account are used to purchase Units of that Sub-Account. Units are redeemed when amounts are deducted, transferred, or withdrawn. The number of Units in a Sub-Account at any time is equal to the number of Units purchased minus the number of Units redeemed up to such time.

For each Sub-Account, the Net Premiums allocated to the Sub-Account or Policy Value transferred to the Sub-Account are converted into Units.  The number of Units credited is determined by dividing the dollar amount directed to each Sub-Account by the value of the Unit for that Sub-Account for the Valuation Day on which the Net Premiums allocated to or Policy Value transferred are credited to the Sub-Account. The Unit value at the end of every Valuation Day is the Unit value at the end of the previous Valuation Day times the Net Investment Factor, as described below.

For each Sub-Account, amounts deducted, transferred, or withdrawn from the Sub-Account are converted into Units. The number of Units debited is determined by dividing the dollar amount directed from each Sub-Account by the value of the Unit for that Sub-Account for the Valuation Day on which the amount deducted, transferred, or withdrawn is debited from the Sub-Account. The Unit value at the end of every Valuation Day is the Unit value at the end of the previous Valuation Day times the Net Investment Factor, as described below.

Net Investment Factor:  The Unit value for each Sub-Account for any Valuation Period is determined by the Net Investment Factor. The Net Investment Factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The Net Investment Factor for a Sub-Account for any Valuation Period is determined by dividing (1) by (2) where

(1)         is the result of:

a.              the Net Asset Value Per Share of the Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

b.              the per share amount of any dividend or capital gain distributions made by the Fund to the Sub-Account, if the “ex-dividend” date occurs during the current Valuation Period; plus or minus

c.               a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the operations of the Sub-Account.

(2)         is the Net Asset Value Per Share of the Fund held in the Sub-Account, determined at the end of the last prior Valuation Period.

ADDITIONAL PROVISIONS FOR DETERMINING VALUES

Transfers:  On or after the later of thirty days after the Policy Effective Date or six days after the thirty-day cancellation period, or such other period as required by law, you may, by Written Notice, transfer the Fixed Account Value or any Sub-Account Value to other Sub-Accounts and/or the Fixed Account. The transfer will be effected as of the Valuation Period during which we receive your Written Notice.

The amount of each transfer must be at least $100, or if the value in an account is less, the entire amount. If, after the transfer, the amount remaining in the Fixed Account or Sub-Account(s) from which the transfer is made is less than $100, we reserve the right to transfer the entire amount instead of the requested amount. We reserve the right to limit the maximum amount which may be transferred from the Fixed Account in any Policy Year.  This maximum is currently the greater of $2500 or 25% of the Fixed Account Value.

The Policy Value on the effective date of the transfer will not be affected except to the extent of the transfer fee. We reserve the right to limit transfer requests to no more than 12 per Policy Year.  For each additional transfer request over 12 during each Policy Year, we reserve the right to charge a transfer fee indicated on the Policy Schedule, which will be deducted from the amount being transferred.

We reserve the right, at any time and without prior notice, to terminate, suspend or modify the transfer privileges described above.

Deductions from the Policy Value:  Monthly Deductions, Other Deductions and Surrender Charges are described on the Policy Schedule.

Net Amount at Risk:  The Net Amount at Risk as of any Monthly Anniversary Day is equal to the Death Benefit discounted at one plus the monthly guaranteed interest rate minus the Policy Value (prior to deducting the Cost of Insurance).

For Face Amount increases, Net Amount at Risk is apportioned among the Initial Face Amount and the Face Amount increases by calculating the sum of the Policy Value plus the applicable corridor amount from the Death Benefit provision, and allocating Net Amount at Risk to that amount.  Any remaining Net Amount at Risk is then applied to the Face Amount increases, beginning with the most recent and continuing in like manner until all the Net Amount at Risk is allocated to Face Amount increases.  Any remaining Net Amount at Risk is then applied to the Policy’s Initial Face Amount, and is added to the sum determined above.

Cost of Insurance Charge:  The monthly Cost of Insurance Charge is computed at the beginning of each policy month by multiplying the Net Amount at Risk (divided by $1,000) by the Cost of Insurance Rate.  The Cost of Insurance Charge is computed separately for the Initial Face Amount and for each increase in Face Amount.

Cost of Insurance Rates:  The monthly Cost of Insurance Rate is based on the sex, Issue Age, duration and rate class of the Insured and on the number of years that a Policy has been in force. For each Face Amount increase, we will use the Issue Age, sex, rate class and duration of this Policy at the time of the request.  We will determine monthly cost of insurance rates, based on our expectations as to future investment earnings, mortality, persistency, taxes, expenses and other relevant factors.

Any change in the monthly Cost of Insurance Rates will be by class and based on expectations of future investment earnings, mortality, persistency, taxes, expenses and other relevant factors. However, the Cost of Insurance Rates will never be greater than those shown in the Guaranteed Maximum Monthly Cost of Insurance Rates Table on the Policy Schedule.

Changes in Policy Cost Factors:  Changes in non-guaranteed credited rates, Cost of Insurance Charge rates, Mortality and Expense Risk Charge rates, administration charge rates, or expense charge rates, if any, will be by class and will be based upon changes in future expectations of such factors as investment earnings, mortality, persistency, expenses, and taxes.

Minimum Values:  The values and benefits of this Policy will not be less than the minimum benefits required by the National Association of Insurance Commissioners Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV.  The method of computing minimum required values has been filed with the Interstate Insurance Product Regulation Commission.

Continuation of Insurance:  If this Policy is in force on the date that the Insured attains age 121, no additional premium payments will be accepted and the Monthly Deduction will cease.  The Policy will remain in force. Interest will continue to accrue on the Policy Value and on the Policy Debt, if any. Your ability to take partial withdrawals or loans and to repay Policy Debt continue.

Upon the death of the Insured, we will calculate and pay the Death Benefit Proceeds as described in the “DEATH BENEFIT” section of this Policy.

If the Policy remains in force after the date that the Insured attains the Age 121, this Policy may not qualify as life insurance under the Code.  If you choose to continue the Policy under this provision, you should consult your personal tax advisor, as there may be adverse tax consequences.

ACCESSING POLICY VALUES

Right to Make Loans:  After the Policy has Cash Value, while this Policy is in force and during the life of the Insured, loans can be made on this Policy provided it has Surrender Value greater than zero.  Assignment of this Policy to the Company is the only collateral required.  The most you can borrow is an amount that equals 99% of the Cash Value of the Policy minus any Policy Debt on the date the policy loan request is received.  Policy Debt can be repaid, in part or in full, any time during the Insured’s life and while this Policy is in force.  A Written Notice must accompany your payment to distinguish it from a premium payment.  When a loan repayment is made, Policy Value in the Loan Account in an amount equal to that payment will be transferred to the Sub-Account(s) and the Fixed Account.  You may tell us how to allocate this transfer among the Sub-Account(s) and the Fixed Account. If no allocation is specified, we will allocate that amount among the Sub-Account(s) and the Fixed Account in the same proportion that premium payments are allocated.

Loan Interest:  The interest charged on any Policy loan is at an effective annual rate, shown on the Policy Schedule, compounded yearly on the Policy Anniversary. Interest payments are payable in arrears on each Policy Anniversary. If loan interest is not paid when due, it is added to the loan principle and will bear interest at the applicable effective annual rate until paid.  Interest, as it accrues from day to day, is considered part of the Policy Debt.

Loan Account:  The Loan Account is an account within the Company’s General Account to which the Fixed Account Value and/or Variable Account Value is transferred as collateral for Policy loans.  When a Policy loan is made, an amount sufficient to secure the Policy loan is transferred out of the Sub-Account(s) and the Fixed Account and into the Policy’s Loan Account. You may specify how to allocate the amount to be transferred to the Loan Account as collateral from among the Sub-Account(s) and the Fixed Account. If no allocation is specified, the amount will be allocated in the same proportion that the value of the Owner’s Fixed Account and the value of the Owner’s Sub-Account(s) bear to the total un-loaned Policy Value on the date the policy loan is made. An amount equal to any unpaid policy loan interest will also be transferred on each Policy Anniversary to the Loan Account and it will be allocated based on the proportion that the values of the Owner’s Fixed Account and Sub-Account(s) bear to the total un-loaned Policy Value. The Loan Account Value will be recalculated when Policy interest is added to the amount of the loan, when a loan repayment is made, or when a new Policy loan is made.

We will credit the Loan Account with interest at an effective annual rate of not less than the Guaranteed Interest Rate for the Fixed Account shown on the Policy Schedule. We will determine such rate in advance of each calendar year and will apply to the calendar year which follows the date of determination. On each Policy Anniversary, the interest earned on the Loan Account since the preceding Policy Anniversary will be transferred to the Sub-Account(s) and the Fixed Account in the same proportion that premium payments are allocated.

If the Loan Account Value exceeds the Cash Value, the Owner must pay the excess. We will send you, and any assignee of record, a notice of the amount you must pay. This amount must be paid within 61 days after the notice is sent, or this Policy will terminate.

Surrenders:  Prior to the Insured’s death, and while this Policy is in force, you may surrender this Policy, by Written Request, for its Surrender Value.  The surrender will be effective as of the Valuation Period during which we receive your Written Notice. If this Policy is surrendered, any applicable Surrender Charge as described on the Policy Schedule will be imposed. Once the surrender is effective, all benefits provided by this Policy cease and this Policy cannot be reinstated.

Withdrawals:  After the first Policy Year, you may make a Written Request for a Withdrawal, subject to certain restrictions. The minimum Withdrawal request is $500. The maximum Withdrawal request may be for an amount less than the Surrender Value.  The Sub-Account Value(s) and Fixed Account Value will be reduced by the amount withdrawn (including the withdrawal charge as described on the Policy Schedule) as of the Valuation Period during which we receive your Written Notice.  You may specify how the Withdrawal and withdrawal charge are to be deducted from the Sub-Account Value(s) and Fixed Account Value. If you do not specify an allocation, we will allocate the withdrawal and withdrawal charge based on the proportion that the value in the Fixed Account and the value in the Sub-Accounts bear to the un-loaned Policy Value.

We reserve the right to reduce the Face Amount of this Policy by the amount of the Withdrawal (exclusive of the withdrawal charge). Face Amount reductions will be effective at the same time as the Withdrawal. The order of Face Amount reductions will be as provided in the provision “Decreasing the Face Amount”. There will be no Surrender Charge for a Face Amount reduction resulting from a Withdrawal.

We may decline a Withdrawal request if the remaining Face Amount would be below the minimum amount for which the Company would then issue the Policy under its rules; or we determine that the Withdrawal would cause this Policy to fail to qualify as a life insurance contract under the Code.

Suspension or Delay in Payment:  We have the right to suspend or delay the date of payment of a Withdrawal, Loan, Surrender, or the variable Death Benefit Proceeds for any period:

(1)         when the New York Stock Exchange is closed; or

(2)         when an emergency exists (as determined by the Securities & Exchange Commission) as a result of which (a) the disposal of securities in the Variable Account is not reasonably practicable; or (b) it is not reasonably practicable to determine fairly the value of the net assets of the Variable Account.

Provided, however this provision shall not apply to withdrawals and/or loans requested to make premium payments.  In addition, we may defer payment, provided such payments are based on Policy Values which do not depend on the investment experiences of the Variable Account of any Withdrawal, surrender or the making of a Policy loan for up to six (6) months after a Written Request is received.

If we delay payment of surrender benefits under this Policy, we will pay interest at the rate specified under applicable state law as required, if any, at the time of the request.

DEATH BENEFIT

Death Benefit:  A Death Benefit is payable when we receive a properly completed claim form and due proof of the death of the Insured while this Policy was in force.  Due proof of death includes a certified copy of the death certificate (or other lawful evidence providing equivalent information) and proof of the interest of the claimant in the Proceeds.

The Death Benefit Proceeds will be determined as of the date of the Insured’s death and will be equal to the Death Benefit plus any additional benefits due under riders attached to this Policy.  Policy Debt, and any unpaid Monthly Deductions from a death during a Grace Period, will be deducted from the Death Benefit Proceeds.

The Death Benefit will be the greater of:

(a)         The Face Amount of insurance on the Insured’s date of death; or

(b)         a specified percentage of the Policy Value on the date of the Insured’s death as indicated on the Table of Percentages, shown on the Policy Schedule.

Payment of Death Benefit Proceeds:  We will pay the Death Benefit Proceeds to the Beneficiary in a lump sum, unless a Settlement Option has been selected. If the Primary or Contingent Beneficiary is not living, or if no Beneficiary has been designated, we will pay the Owner or Owner’s estate.

Interest on Death Benefit Proceeds:  Interest on Death Benefit Proceeds is payable from the date of death at the rate applicable to proceeds of life insurance left on deposit with the Company.  Additional interest at an annual rate of 10% will be paid beginning on the 31st calendar day from the latest of the following, to the date the Proceeds are paid:

a)             The date we receive due proof of death;

b)             The date we receive sufficient information to determine our liability, the extent of that liability, if any, and to identify the payee legally entitled to the Proceeds; or,

c)              The date we are provided with sufficient evidence that all legal impediments to the payment of Proceeds dependant on parties other than the Company have been resolved.

Settlement Options:  Depending on the needs of the Beneficiary, a selection of Settlement Options may be available.  Settlement Options are used to distribute Policy Proceeds over a period of time rather than paying them in a lump sum.  Proceeds from the Death Benefit and Full Surrenders may be applied to a Settlement Option.  You may select or change a Settlement Option from those available while this Policy is in force and prior to the death of the Insured.  If you do not select a Settlement Option, the Beneficiary may select a Settlement Option from among those available at that time, or may take the amount due immediately in a lump sum.

CHANGING THIS POLICY

You may request, by Written Notice, any one of the following changes subject to certain conditions.  We will send you supplemental Policy Schedule or other acknowledgment that documents the Policy change and shows its effective date.

Increasing the Face Amount:  On or after the first Policy Anniversary, you may submit a supplemental application for an increase in Face Amount. We reserve the right to require satisfactory proof of insurability. The Insured’s current Attained Age must be less than the maximum Issue Age. The amount of any increase must be at least $10,000. Any increase approved by the Company will be effective on the effective date shown on the supplemental Policy Schedule which will be issued and attached to the Policy and will be subject to monthly cost of insurance deductions for the increase from the Policy Value of this Policy.

Additional premium payments may be required in connection with an increase in Face Amount. We will notify you if additional premium payments are required and specify the premium payments required on the supplemental Policy Schedule.

The cancellation provision on the cover of this Policy applies equally to any increase in Face Amount except that where no additional premium payments are required in order to increase the Face Amount, only the first monthly cost of insurance deduction and the administration fee for increases in Face Amount will be credited back to the Sub-Accounts and Fixed Account in the proportion that each Sub-Account Value and the Fixed Account Value bears to the un-loaned Policy Value if the increase is cancelled.

Decreasing the Face Amount:  On or after the first Policy Anniversary you may request in writing a decrease in Face Amount subject to the following rules.  Any decrease will go into effect on the Monthly Anniversary Day that falls on or next following the date we approve the Written Request for change. The decrease will first be applied against increases in Face Amount in the reverse order in which they occurred. It will then be applied against the Initial Face Amount. We reserve the right to prohibit any decrease for the three years following an increase in Face Amount; and for one Policy Year following the last decrease in Face Amount.

The Face Amount remaining in effect after any decrease cannot be less than the Minimum Face Amount shown on the Policy Schedule. Decreasing the Face Amount may result in lower Monthly Deductions or a refund in premiums and earnings thereon. Decreasing the Initial Face Amount may result in a Surrender Charge, as described in the Policy Schedule. We reserve the right to refuse a decrease in Face Amount if such decrease would cause this Policy to fail to qualify as a life insurance contract under the Code.

Change Approval:  All changes must be approved by the Home Office. No agent has the authority to make any changes or waive any of the terms of this Policy.

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READ THE CONTRACT CAREFULLY

THIS POLICY IS A LEGAL CONTRACT BETWEEN THE OWNER AND THE COMPANY

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

NON-DIVIDEND PAYING